ICAHN ENTERPRISES L.P. COMPLETES ACQUISITION OF U.S.

AUTOMOTIVE PARTS DISTRIBUTION BUSINESS OF UNI-SELECT

NEW YORK, June 1, 2015 -- Icahn Enterprises L.P. (NASDAQ: IEP) today announced that it has completed its previously announced acquisition of substantially all of the assets of Uni-Select USA, Inc. and Beck/Arnley Worldparts, Inc., comprising the U.S. automotive parts distribution business of Uni-Select Inc. (TSX: UNS). The transaction includes 38 distribution centers and satellite locations, 240 corporate-owned jobber stores and over 3,500 employees.

Carl C. Icahn, Chairman of Icahn Enterprises, commented, “We are extremely pleased to add the U.S. segment of Uni-Select to the Icahn Enterprises family of companies. This acquisition exemplifies our strategy of finding undervalued companies with great growth potential. We believe that with our abundant resources and knowledge of the industry we will be able to grow this business and take advantage of consolidation opportunities, thereby benefiting customers, manufacturing partners and employees, as well as our shareholders.”

The auto parts distribution business acquired from Uni-Select will be operated independently from Federal-Mogul Holdings Corporation, our subsidiary and a leading global supplier of automotive products and services. All transactions between the two companies will be conducted on an arms-length basis and approved by the independent directors of each company. As previously announced, in connection with the closing of this transaction, Carl C. Icahn has resigned from the board of directors of Federal-Mogul and Daniel A. Ninivaggi, the Co-Chief Executive Officer of Federal-Mogul, has resigned from the board of directors of Icahn Enterprises.

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Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Food Packaging, Real Estate and Home Fashion.

Caution Concerning Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. The forward-looking statements in this press release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, statements relating to the growth prospects and expectations for the automotive segment, expected changes and opportunities in the automotive aftermarket industry, and expected benefits that the acquisition of Uni-Select USA, Inc. will have for Icahn Enterprises constitute forward-looking statements. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

Investor Contacts:

SungHwan Cho, Chief Financial Officer

Peter Reck, Chief Accounting Officer

(212) 702-4300